Item 2.01     Completion of Acquisition or Disposition of Assets.

On August 1, 2012, we completed the acquisition from Pall Corporation (“Pall”) of substantially all of the assets relating to its blood collection, filtration, processing, storage and re-infusion product lines, and all of the outstanding equity interest in Pall Mexico Manufacturing, S. de R.L. de C.V, a subsidiary of Pall based in Mexico pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Pall (collectively, the “Product Lines” and such transaction, the “Transaction”).
We paid Pall $536 million at the closing of the Transaction subject to typical post-closing adjustments to reflect certain cost allocations, assets and liabilities. We anticipate paying an additional $15 million upon the replication and delivery of certain manufacturing assets of Pall's filter media business to Haemonetics by 2016. Until that time, Pall will manage these assets under a supply agreement.
We will provide the pro forma financial statements required by Item 9.01(b) prior to October 10, 2013.
On August 1, 2012 Haemonetics issued a press release announcing that it had completed the Transaction. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.01     Entry Into A Material Definitive Agreement.

On August 1, 2012 in connection with the Transaction, we entered into a credit agreement (“Credit Agreement”) with the banks listed below (together, “Lenders”) which provided for a $475 million term loan (the “Term Loan”) and a $50 million revolving loan (the “Revolving Credit Facility”, and together with the Term Loan, the “Credit Facilities”). The Credit Facilities have a term of five years and mature on July 31, 2017. The following description is only a summary of certain provisions of the Credit Facilities and is qualified in its entirety by the terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
At closing, we borrowed the Term Loan and used the proceeds to pay Pall for the acquisition of the assets described above. The $475 million Term Loan bears interest at variable rates determined by LIBOR plus a range of 1.125% to 1.500% depending on the achievement of certain leverage ratios. The Revolving Credit Facility bears interest at variable rates similar to the Term Loan. The current margin for the Term Loan is 1.375% over one month LIBOR.
Revolving loans may be borrowed, repaid and re-borrowed to fund our working capital needs and for other general corporate purposes. The Term Loan or portions thereof may be prepaid at any time or from time to time without penalty.  Once repaid, such amount may not be re-borrowed. The principal amount of the term loan is repayable quarterly over five years and amortizes as follows:
0% during the first year
7.5% during the second year
12.5% during the third year
17.5% during the fourth year and
62.5% during the fifth year.

Under the Credit Facilities, we are required to maintain a Consolidated Total Leverage Ratio not to exceed 3.0:1.0 and a Consolidated Interest Coverage Ratio not to be less than 4.0:1.0 during periods when the Credit Facilities are outstanding. In addition, we are required to satisfy these covenants, on a pro forma basis, in connection with any new borrowings (including any letter of credit issuances) on the Revolving Credit Facility as of the time of such borrowings. The Consolidated Interest Coverage Ratio is calculated as the Consolidated EBITDA divided by Consolidated Interest Expense while the Consolidated Total Leverage Ratio is calculated as Consolidated Total Debt divided by Consolidated EBITDA. Each of the capitalized terms is defined in the Credit Agreement.
The Credit Facilities also contain usual and customary non-financial affirmative and negative covenants which include with respect to subsequent indebtedness, liens, loans and investments (including acquisitions), financial reporting obligations, mergers, consolidations, dissolutions or liquidation, asset sales, affiliate transactions, change of our business, capital expenditures, share repurchase and other restricted payments. These covenants are subject to important exceptions and qualifications set forth in the Credit Agreement.
Any failure to comply with the financial and operating covenants of the Credit Facilities would prevent us from being able to borrow additional funds and would constitute a default, which could result in among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable. In addition the Credit Facilities include customary events of default, in certain cases subject to customary cure periods.
Pursuant to the Credit Facilities, we are required to pay to our revolving credit lenders, on the last day of each calendar quarter, a commitment fee on the unused portion of the Revolving Credit Facility. The commitment fee is subject to a pricing grid based on our Consolidated Total Leverage Ratio. The spreads on the commitment fee range from 0.175% to 0.300%.  The current commitment fee on the undrawn portion of the Revolving Credit Facility is 0.250%
Any time during the five year term, we may elect to increase the size of the Revolving Credit Facility from $50 million to $100 million.  Alternatively, we may elect to enter into Additional Term Loans up to a $100 million combined limit with the Revolving Credit Facility.  These elections are subject to the approval of the Administrative Agent and the identification of additional Lenders or current Lenders willing to increase their loan amounts.
The banks party to the Credit Facilities are JP Morgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. as Syndication Agent, J P Morgan Securities LLC and Citibank, N.A. as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., RBS Citizens, N.A., HSBC Bank USA, N.A., Wells Fargo Bank, N.A., Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and US Bank, N.A. as Co-Documentation Agents, Union Bank, N.A., PNC Bank, National Association and Sovereign Bank, N.A. as Senior Managing Agents and the syndicate lenders that are parties thereto.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit
No.        Description

10.1
Credit Agreement dated August 1, 2012, by and among Haemonetics Corporation and JP Morgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. as Syndication Agent, J P Morgan Securities LLC and Citibank, N.A. as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., RBS Citizens, N.A., HSBC Bank USA, N.A., Wells Fargo Bank, N.A., Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and US Bank, N.A. as Co-Documentation Agents, Union Bank, N.A., PNC Bank, National Association and Sovereign Bank, N.A. as Senior Managing Agents and the syndicate lenders that are parties thereto.

99.1*     Press Release issued by Haemonetics Corporation on August 1, 2012.
*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: August 7, 2012

	By:	/s/ Susan Hanlon
Susan Hanlon, Vice President